Exhibit 23.3

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our opinion letter dated June 26, 2007 to the Board of Directors of Chittenden Corporation (the “Company”) attached as Appendix C to the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of the Company filed by the Company with the Securities and Exchange Commission on August 31, 2007 (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “Table of Contents,” “Risk Factors – The Fairness Opinions Obtained by Chittenden from its Financial Advisors Will Not Reflect Changes in Circumstances Subsequent to the Date of the Merger Agreement,” “The Merger – Background to the Merger,” “The Merger – The Recommendation of the Chittenden Board of Directors and Reasons for the Merger,” and “The Merger – Opinion of Chittenden’s Financial Advisor – Lehman Brothers Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

By:	/s/ Jawad Haider

New York, New York

August 31, 2007